EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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In re	:	Chapter 11 Case No.
:
SUN HEALTHCARE GROUP, INC., et al.,	:	99-3657 (MFW)
:
Debtors.	:	(Jointly Administered)
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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
UNDER 11 U.S.C. &#167 1129(a) AND (b) AND FED. R. BANKR. P. 3020
CONFIRMING DEBTORS' JOINT PLAN OF REORGANIZATION

                                                                                                              Mark D. Collins (No. 2981)
                                                                                                              Russell C. Silberglied (No. 3462)
                                                                                                              Etta R. Wolfe (No. 4164)
                                                                                                              RICHARDS, LAYTON & FINGER, P.A.
                                                                                                              One Rodney Square
                                                                                                              P.O. Box 551
                                                                                                              Wilmington, Delaware 19899
                                                                                                              (302) 651-7100

                                                                                                              - and -

                                                                                                              Michael F. Walsh
                                                                                                              Paul M. Basta
                                                                                                              WEIL, GOTSHAL & MANGES LLP
                                                                                                              767 Fifth Avenue
                                                                                                              New York, New York 10153
                                                                                                              (212) 310-8000

                                                                                                              ATTORNEYS FOR THE DEBTORS AND
                                                                                                              DEBTORS IN POSSESSION

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

---------------------------------------------------------	x
In re	:	Chapter 11 Case No.
:
SUN HEALTHCARE GROUP, INC., et al.,	:	99-3657 (MFW)
:
Debtors.	:	(Jointly Administered)
---------------------------------------------------------	x

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
UNDER 11 U.S.C. &#167 1129(a) AND (b) AND FED. R. BANKR. P. 3020
CONFIRMING DEBTORS' JOINT PLAN OF REORGANIZATION

          WHEREAS, Sun Healthcare Group, Inc. and the other above-captioned debtors and debtors in possession (collectively, the "Debtors"), as "proponents of the plan" within the meaning of section 1129 of title 11, United States Code (the "Bankruptcy Code"), filed the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated December 18, 20011 (such Plan, as transmitted to parties in interest being the "Original Plan" and, as subsequently modified by any amendments or modifications approved by the Court, the "Plan") and the Disclosure Statement for Debtors' Joint Plan of Reorganization, dated December 18, 2001 (as transmitted to parties in interest, the "Disclosure Statement"); and

          WHEREAS, on December 13, 2001, the Bankruptcy Court entered an order (the "Solicitation Order") that, among other things, (a) approved the Disclosure Statement under

1Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan. Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, (b) established February 4, 2002, as the date for the commencement of the hearing to consider confirmation of the Plan (the "Confirmation Hearing"), (c) approved the form and method of notice of the Confirmation Hearing (the "Confirmation Hearing Notice"), and (d) established certain procedures for soliciting and tabulating votes with respect to the Plan; and

          WHEREAS, the Confirmation Hearing Notice and, (i) as to Subclasses B-2 and B-5 and Classes C, D, E-1, E-2, and F, the Disclosure Statement, the Original Plan, the Solicitation Order, the Letter from the Official Committee of Unsecured Creditors appointed in these cases, and a ballot and return envelope (such ballot and envelope being referred to as a "Ballot"), and (ii) as to Classes G, H, I, J and K, a Notice of Non-Voting Status and the Solicitation Order, were transmitted as set forth in the Certificates of Service of Laura Campbell of Bankruptcy Services LLC, sworn to on January 7, 2002 and January 11, 2002 (the "Campbell Certificates") and of Jane Sullivan of Innisfree M&A Inc., sworn to on January 16, 2002 (the "Sullivan Certificate"), and such service is adequate as provided by Bankruptcy Rule 3017(d); and

          WHEREAS, the Debtors filed the certificates of publication of Pamela J. Garstka, Advertising Clerk of the Publisher of The Wall Street Journal, sworn to on December 27, 2001, attesting to the fact that the Confirmation Hearing Notice was published in accordance with the Solicitation Order; and

          WHEREAS, on January 14, 2002 and January 16, 2002, the Debtors filed the Plan Supplement with respect to the Plan; and

          WHEREAS, the Debtors filed the Declarations of Laura Campbell and David Hartie Certifying the Acceptances and Rejections of the Debtors' Joint Plan of Reorganization, sworn to on February 1, 2002 and January 28, 2002, respectively, attesting and certifying the method and results of the ballot tabulation for the Classes of Claims (Subclasses B-2 and B-5, Classes C, D, E-1, E-2, and F), entitled to vote to accept or reject the Plan (the "Voting Reports"); and

          WHEREAS, objections or purported objections to confirmation of the Plan were filed (some of which were filed late) (the "Objections"); and

          WHEREAS, the Debtors filed (i) an omnibus response to the Objections on January 31, 2002 (the "Response"), (ii) a memorandum of law in support of confirmation of the Plan on January 31, 2002 (the "Confirmation Memorandum"), and (iii) the Affidavit of Wallace C. Boston, Jr. in Support of Confirmation of Joint Plan of Reorganization on February 2, 2002 (the "Boston Affidavit"); and

          WHEREAS, on February 2, 2002, the Debtors filed the Technical Amendments to Debtors' Joint Plan of Reorganization and on February 3, 2002, filed the Revised Technical Amendment to Schedule 4.2 of the Plan and the Revised Technical Amendment to Schedule 8.1 of the Plan (the "Revised Technical Amendments"); and

          WHEREAS, the Confirmation Hearing was held on February 4, 2002; and

          NOW, THEREFORE, based upon the Bankruptcy Court's review of the Voting Reports, the Boston Affidavit, Response, and Confirmation Memorandum; and upon (a) all the evidence proffered or adduced at, memoranda and Objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing, and (b) the entire record of these Reorganization Cases; and after due deliberation thereon and good cause appearing therefor:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED THAT:2

          1.     Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. &#167&#167 157(b)(2), 1334(a)). This Bankruptcy Court has jurisdiction over the Reorganization Cases pursuant to sections 157 and 1334 of title 28 of the United States Code. Venue is proper pursuant to sections 1408 and 1409 of title 28 of the United States Code. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. &#167 157(b)(2)(L), and this Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

          2.     Judicial Notice. This Bankruptcy Court takes judicial notice of the docket of the Reorganization Cases maintained by the Clerk of the Bankruptcy Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Reorganization Cases, including, but not limited to, the hearing to consider the adequacy of the Disclosure Statement.

          3.     Burden of Proof. The Debtors have the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of evidence and they have met that burden as further found and determined herein.

          4.     Transmittal and Mailing of Materials; Notice. The Disclosure Statement, the Original Plan, the Ballots, the Solicitation Order, and the Confirmation Hearing Notice, which were transmitted and served as set forth in the Sullivan Certificate and in the Campbell Certificates,

2Pursuant to Bankruptcy Rule 7052, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.

have been transmitted and served in compliance with the Solicitation Order and the Bankruptcy Rules, and such transmittal and service was sufficient, and no other or further notice is or shall be required.

          5.     Voting. Votes to accept and reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Order, and industry practice.

          6.     Plan Compliance with Bankruptcy Code (11 U.S.C. &#167 1129(a)(l)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(l) of the Bankruptcy Code.

          (a)    Proper Classification (11 U.S.C. &#167&#167 1122, 1123(a)(1)). In addition to Administrative Expense Claims and Priority Tax Claims which need not be designated, the Plan designates 12 Classes of Claims and Equity Interests. Each Other Secured Claim set forth in Subclasses B-1 through B-17 shall be deemed to be separately classified in a subclass of Class B and shall have all rights associated with separate classification under the Bankruptcy Code. The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate between or among holders of Claims and Equity Interests. The Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

          (b)    Specified Unimpaired Classes (11 U.S.C. &#167 1123(a)(2)). Section 4 of the Plan specifies that Class A and Subclasses B-1, B-3, B-4 and B-6 through B-17 are unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

          (c)    Specified Treatment of Impaired Classes (11 U.S.C. &#167 1123(a)(3)). Section 4 of the Plan designates Subclasses B-2 and B-5, Classes C, D, E-1, E-2, F, G, H, I, J and K as impaired and specifies the treatment of Claims and Equity Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

          (d)    No Discrimination (11 U.S.C. &#167 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

          (e)    Implementation of Plan (11 U.S.C. &#167 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the Plan's implementation, including (i) the deemed consolidation of the Debtors, and (ii) the Exit Financing Facility (as hereinafter defined), thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

          (f)    Non-Voting Equity Securities (11 U.S.C. &#167 1123(a)(6)). Section 5.10 of the Plan provides that the Amended Certificate of Incorporation for Reorganized Sun shall prohibit the issuance of nonvoting equity securities. Thus, the requirements of section 1123(a)(6) of the Bankruptcy Code are satisfied.

          (g)    Designation of Directors (11 U.S.C. &#167 1123(a)(7)). Section 5.9 of the Plan contains provisions with respect to the manner of selection of directors of Reorganized Sun that are consistent with the interests of creditors, equity security holders, and public policy in accordance with section 1123(a)(7).

          (h)    Additional Plan Provisions (11 U.S.C. &#167 1123(b)). The Plan's provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

          (i)    Bankruptcy Rule 3016(a). The Plan is dated and identifies the entities submitting it as proponents, thereby satisfying Bankruptcy Rule 3016(a).

          7.     Debtors' Compliance with Bankruptcy Code (11 U.S.C. &#167 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

          a.     The Debtors are proper debtors under section 109 of the Bankruptcy Code.

          b.     The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court.

          c.     The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Order in transmitting the Plan, the Disclosure Statement, the Ballots, and related documents and notices and in soliciting and tabulating votes on the Original Plan.

          8.     Plan Proposed in Good Faith (11 U.S.C. &#167 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors' good faith is evident from the facts and records of these Reorganization Cases, the Disclosure Statement and the hearings thereon, and the record of the Confirmation Hearing and other proceedings held in these Reorganization Cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors' estates and to effectuate a successful reorganization of the Debtors.

          9.     Payments for Services or Costs and Expenses (11 U.S.C. &#167 1129(a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with the Reorganization Cases, or in connection with the Plan and incident to the Reorganization Cases, has been approved by, or is subject to the approval of, the Bankruptcy

Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

          10.    Directors, Officers, and Insiders (11 U.S.C. &#167 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as initial directors or officers of Reorganized Sun after confirmation of the Plan have been fully disclosed on the Debtors' web site (www.sunh.com), and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Equity Interests in the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have also been fully disclosed.

          11.    No Rate Changes (11 U.S.C. &#167 1129(a)(6)). After confirmation of the Plan, the Debtors' businesses will not involve rates established or approved by, or otherwise subject to, any governmental regulatory commission. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Reorganization Cases.

          12.    Best Interests of Creditors (11 U.S.C. &#167 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis provided in the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (a) are persuasive and credible, (b) have not been controverted by other evidence, and (c) establish that each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

          13.    Acceptance by Certain Classes (11 U.S.C. &#167 1129(a)(8)). Class A and Class B (including Subclasses B-1, B-3, B-4 and B-6 through B-17) of the Plan are Classes of unimpaired Claims that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Subclasses B-2 and B-5, and Classes D, E-1, E-2, and F have voted to accept the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code. Classes G, H, I, J and K are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) has not been satisfied with respect to the deemed rejecting Classes identified above and with respect to Class C (for which no vote was received), the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to such classes.

          14.    Treatment of Administrative and Tax Claims (11 U.S.C. &#167 1129(a)(9)). The treatment of Administrative Expense Claims and Priority Non-Tax Claims pursuant to Sections 2.1 and 4.1 of the Plan satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims pursuant to Section 2.3 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

          15.    Acceptance by Impaired Classes (11 U.S.C. &#167 1129(a)(l0))Error! Bookmark not defined.. At least one Class of Claims against the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

          16.    Feasibility (11 U.S.C. &#167 1129(a)(11)). The evidence proffered or adduced at the Confirmation Hearing (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

          17.    Payment of Fees (11 U.S.C. &#167 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Court, have been paid or will be paid pursuant to Section 12.1 of the Plan from the funds deposited by the Debtors into an escrow account pursuant to an escrow arrangement, the terms of which are satisfactory to the Debtors and the United States Trustee, thus satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code. On or before the Effective date, the Reorganized Debtors shall deposit the sun of $3.9 million earmarked for payment of pre-confirmation United States Trustee's fees pursuant to 28 U.S.C. &#167 1930(a)(6) and in accordance with 11 U.S.C. &#167 1129(a)(12), through and including Third Quarter 2001, in a segregated interest bearing account at a bank reasonably acceptable to the United States Trustee (the "Account"). In addition, the Reorganized Debtors shall deposit in the Account, on or before the Effective date, the disputed amount of United States Trustee fees (to be determined in good faith by the United States Trustee) for Fourth Quarter 2001. No withdrawals or transfers of funds of the Account shall be made until the amount of 28 U.S.C. &#167 1930(a)(6) fees due has been determined by a final non-appealable order and upon further order of this Court.

          18.    Continuation of Retiree Benefits (11 U.S.C. &#167 1129(a)(13)). Section 12.2 of the Plan provides that, on and after the Effective Date, the Reorganized Debtors will continue to pay all "retiree benefits" (as defined in section 1114(a) of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits. Thus, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.

          19.    Fair and Equitable; No Unfair Discrimination (11 U.S.C. &#167 1129(b)). Classes G, H, I, J and K are deemed to reject the Plan (collectively, the "Rejecting Classes"). Based upon the Confirmation Affidavits and the evidence proffered, adduced, or presented by the Debtors at the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by section 1129(b)(1) of the Bankruptcy Code. Thus, the Plan may be confirmed notwithstanding the Debtors' failure to satisfy section 1129(a)(8) of the Bankruptcy Code. Upon confirmation and the occurrence of the Effective Date, the Plan shall be binding upon the members of the Rejecting Classes.

          20.    Principal Purpose of the Plan (11 U.S.C. &#167 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933.

          21.    Modifications to the Plan. The modifications to the Plan set forth in the Revised Technical Amendments constitute technical changes and/or changes with respect to particular Claims by agreement with holders of such Claims, and do not materially adversely affect or change the treatment of any Claims or Equity Interests. Any other amendments to the Plan made at the confirmation hearing comply in all respects with the requirements of section 1127 of the Bankruptcy Code. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

          22.    Good Faith Solicitation (11 U.S.C. &#167 1125(e)). Based on the record before the Bankruptcy Court in these Reorganization Cases, the Debtors and their directors, officers,

employees, shareholders, members, agents, advisors, accountants, investment bankers, consultants, attorneys, and other representatives have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 10.6 of the Plan.

          23.    Assumption and Rejection. Section 8 of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code. Pursuant to Section 8.2 of the Plan, except as may otherwise be agreed to by the parties, within sixty (60) days of the Confirmation Date, the Debtors shall file and serve a pleading with the Bankruptcy Court listing the cure amounts of all executory contracts or unexpired leases to be assumed to the extent such cure amounts are not already listed on Schedule 8.1 to the Plan, consistent with section 365 of the Bankruptcy Code. The parties to such executory contracts or unexpired leases to be assumed by the Debtors shall have thirty (30) days from service of the pleadings referenced above to object to the cure amounts listed by the Debtors. The Debtors shall retain their right to reject any of their executory contracts or unexpired leases, including those that are listed in Schedule 8.1 to the Plan, and including contracts or leases that are subject to a dispute concerning amounts necessary to cure any defaults.

          24.    Deemed Consolidation. No creditor of any of the Debtors will be prejudiced by the deemed consolidation of the Debtors; such deemed consolidation will benefit all creditors of the Debtors.

          25.    Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

          26.    Retention of Jurisdiction. The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Section 11 of the Plan and section 1142 of the Bankruptcy Code.

DECREES

          NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

          27.    Modifications to the Plan. The modifications to the Plan set forth in the Revised Technical Amendments constitute technical changes and/or changes with respect to particular Claims by agreement with holders of such Claims, and do not materially adversely affect or change the treatment of any Claims or Equity Interests. Any other amendments to the Plan made at the confirmation hearing comply in all respects with the requirements of section 1127 of the Bankruptcy Code. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

          28.    Confirmation. The Plan, which consists of the Original Plan modified by the Revised Technical Amendments and any amendment made at the confirmation hearing, is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan and the Plan Supplement are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.

          29.    Objections. All Objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

          30.    Plan Classification Controlling. The classifications of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Equity Interests under the Plan for distribution purposes, and (c) shall not be binding on the Debtors or the Reorganized Debtors.

          31.    Binding Effect. The Plan and its provisions shall be binding upon the Debtors, the Reorganized Debtors, the Disbursing Agent, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

          32.    Vesting of Assets (11 U.S.C. &#167 1141(b), (c)). Pursuant to Sections 5.1 and 10.1 of the Plan, except as otherwise provided in the Plan, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law. Except as otherwise provided in the Plan, the DIP Agreement or the Order, dated November 29, 1999, approving the DIP Agreement on a final basis (the "Final DIP Order"), upon the Effective Date, all property of the Debtors' estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, and all such Claims, liens, encumbrances, charges, and other interests shall be extinguished. From and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims and Equity Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order.

          33.    Assumption or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. &#167 1123(b)(2)). Pursuant to Section 8.1 of the Plan, as of the Effective Date, all executory contracts and unexpired leases as to which any of the Debtors are parties are rejected, except for an executory contract or unexpired lease that (i) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be assumed on Schedule 8.1 to the Plan (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Effective Date, or (iv) is subject to Sections 8.4 or 8.5 of the Plan. Pursuant to Section 8.5 of the Plan, all provider agreements that exist between either the federal government or any state government in connection with participation of the Debtors in the Medicare of Medicaid programs, with the exception of facilities that have been closed or transferred to other parties prior to or during the

Reorganization Cases, and all executory contracts and unexpired leases between and among any of the Debtors are specifically assumed.

          34.    Bar Date for Rejection Damage Claims. Pursuant to Section 8.3 of the Plan, if the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Section 8.1 of the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the date that is thirty (30) days after the later of the Effective Date or the rejection date.

          35.    General Authorizations. Each of the Debtors or Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan. The Debtors and the Reorganized Debtors and their respective directors, officers, members, agents, and attorneys, are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, and any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organization documents of the Debtors, whether or not specifically referred to in the Plan or the Plan Supplement, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

          36.    Corporate Action. Reorganized Sun shall file the Amended Certificate of Incorporation with the Secretary of State of the State of Delaware on the Effective Date. The Amended Certificate of Incorporation and the certificates of incorporation for each of the Reorganized Debtors that are corporations, other than Reorganized Sun, shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such certificates of incorporation as permitted by applicable law. The Amended Bylaws shall be deemed adopted by the board of directors of Reorganized Sun as of the Effective Date.

          37.    Annual Meeting of Shareholders. For purposes of section 211 of the Delaware General Corporation Law, the first annual meeting of shareholders of Reorganized Sun shall be deemed to have taken place on the Effective Date.

          38.    Issuance of New Securities. Pursuant to Section 5.3 of the Plan, based upon the record of the Reorganization Cases, including the instruments included in the Plan Supplement (and any amendments thereto), the issuance of the Plan Securities by Reorganized Sun is hereby authorized without further act or action under applicable law, regulation, order, or rule.

          39.    Securities Laws Exemption. The offering, issuance, and distribution by Reorganized Sun of the Plan Securities is exempt from the provisions of section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, distribution, or sale of a security by reason of section 1145(a) of the Bankruptcy Code. The Plan Securities will be freely tradable by the recipients thereof subject only to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act of 1933, as amended, and compliance with any applicable rules and regulations of the Securities Exchange Commission.

          40.    Deemed Consolidation. Subject to the occurrence of the Effective Date, the Debtors shall be deemed consolidated for the following purposes under the Plan: (i) all guaranties by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors and (ii) each and every Claim filed or to be filed in the Reorganization Case of any of the Debtors shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors. Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan) affect: (i) the legal and organizational structure of the Reorganized Debtors; (ii) pre- and post-Commencement Date guaranties, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed, (B) pursuant to the Plan, or (C) in connection with any financing entered into by the Debtors on the Effective Date; and (iii) distributions out of any insurance policies or proceeds of such policies. Notwithstanding anything contained in the Plan to the contrary, the deemed consolidation of the Debtors shall not have any effect on the Claims being reinstated and unimpaired in the Plan, and the legal, equitable, and contractual rights to which the holders of any such Claims is entitled shall be left unaltered by the Plan.

          41.    DIP Agreement. Notwithstanding anything that may be contained herein to the contrary, except to the extent that the DIP Agreement or Final DIP Order provides otherwise, on the Effective Date, Sun shall pay, indefeasibly and irrevocably, all amounts outstanding under the DIP Agreement, dated as of October 14, 1999, as amended, among Sun, certain other Debtors named therein, The CIT Group/Business Credit, Inc., as Lenders' Agent, and Heller Healthcare Finance, Inc., as Collateral Agent, and the lenders party thereto. Once such payments have been made, the DIP Agreement and any agreements or instruments related thereto shall be deemed terminated, unless otherwise provided in the DIP Agreement or Final DIP Order, and The CIT Group/Business Credit, Inc., as administrative agent, and Heller Healthcare Finance, Inc., as collateral agent, and the lenders thereunder shall take all reasonable action to confirm the removal of any liens on the properties of the Debtors securing the DIP Agreement. On the Effective Date, any outstanding letters of credit issued under the DIP Agreement shall be either replaced or secured by letters of credit issued under the exit facility described in Section 5.4 of the Plan, the DIP Agreement and Final DIP Order. The DIP Agreement shall be continued through the Effective Date.

          42.    Exit Financing Facility.

          (a)     The Debtors are authorized to enter into a new financing arrangement (the "Exit Financing Facility") for purposes of funding obligations under the Plan, including the payment of Administrative Expense Claims, the repayment of obligations under the DIP Agreement, financing the Reorganized Debtors' working capital requirements, and satisfying the treatment of Class E-2 Claims as well as any other Other Secured Claims or other Claims that the Debtors elect to satisfy with Cash payments. The Exit Financing Facility shall be in an amount up to One Hundred and Fifty Million dollars ($150,000,000.00) and shall be subject to and governed by the terms and conditions of the Term Sheet, a copy of which is annexed hereto as Exhibit "A" and incorporated by reference herein, and all loans and security documents executed and delivered to the Lenders pursuant thereto. The Exit Financing Facility, all documents executed and delivered and to be executed and delivered pursuant thereto, all indebtedness to be created thereunder, and all liens and security interests to be created, attached and perfected thereunder are authorized and approved by the Court and adjudicated as of the Effective Date and in favor of the Lenders, to be valid, perfected, enforceable, first and prior (subject only as to first priority to any permitted senior lien or security interest that the Lenders expressly approve in writing).

          (b)     In furtherance of the foregoing, the Reorganized Debtors and any other persons granting such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

          (c)     The Debtors are authorized to enter an additional new financing agreement (the "Junior Term Loan") for the purposes of funding obligations under the Plan as set forth in paragraph 42(a) above.

          43.    Plan Supplement. The documents contained in the Plan Supplement and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtors, is authorized and approved, including, but not limited to, (a) the New Warrant Agreement and (b) the Registration Rights Agreement. Without need for further order or authorization of the Bankruptcy Court, the Debtors and Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Plan. The Debtors are authorized to implement the New Management Incentive Plan without the necessity of shareholder approval required under any applicable law, including, without limitation, Sections 162(m) and 422(b)(1) of the Internal Revenue Code.

          44.    Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

          45.    Exemption from Certain Taxe. Pursuant to section 1146(c) of the Bankruptcy Code: (a) the issuance, transfer, or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; and (c) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property transfer tax, real estate transfer tax, sales or use tax, or other similar tax. The Debtors are hereby authorized to deliver a notice or short form of this order to any state recording officer to the effect that such officer must accept for filing security interests in favor of exit lenders without charging any stamp tax, recording tax, personal property transfer tax, real estate transfer tax, sales or use tax, or other similar tax.

          46.    Distributions on Account of Senior Lender Claims, General Unsecured Claims, Senior Subordinated Note Claims. Pursuant to Section 6.2 of the Plan, unless otherwise provided herein, any distributions and deliveries to be made to the holders of Allowed Claims shall be made on the Effective Date or as soon thereafter as is practicable. At the discretion of Reorganized Sun, the 200,000 shares of New Common Stock referred to in Sections 4.4(iii) and 4.5(ii) of the Plan may be distributed in increments as the aggregate amount of Disputed Claims in Class E-1 are resolved. Notwithstanding the foregoing, distributions will be made quarterly unless the administrative costs of making the distributions would be excessive in comparison to the amount to be distributed.

          (a)     Distributions to Class E-1. Pursuant to Section 6.3 of the Plan, on a date selected by Reorganized Sun after the resolution of all Disputed Claims in Class E-1 (other than Tort Claims for which insurance coverage is available), Reorganized Sun shall recalculate the Ratable Proportion for each holder of an Allowed Claim in such Class, based on the aggregate amount of Allowed Claims in such Class on such date, and make a final distribution of New Common Stock to the holders of Allowed Claims in Class E-1. The Debtors shall be required to make an interim distribution if the aggregate number of shares of New Common Stock for such distribution is at least 50,000. Reorganized Sun may make additional interim distributions to

Class E-1 if, in its sole discretion it determines that the cost and administrative burden of such interim distribution would be worthwhile.

          (b)     Distributions to Class E-2. Pursuant to Section 6.2 of the Plan, holders of Class E-2 Allowed Convenience Claims, shall receive a cash distribution rather than shares of New Common Stock equal to 7% of such Claim. Distributions of Cash to holders of Allowed Convenience Claims shall be made on the later of 90 days after the Effective Date or 10 days after such Claim becomes an Allowed Claim.

          (c)     Delivery of Distributions. Pursuant to Section 6.8 of the Plan and subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim except the holders of an Allowed Senior Lender Claim or an Allowed Senior Subordinated Note Claim, shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. All distributions to any holder of an Allowed Senior Lender Claim shall be made to Bank of America, N.A., as administrative agent, under that certain Credit Agreement, dated as of October 8, 1997, among Sun Healthcare Group, Inc., Bank of America, N.A., as administrative agent, certain co-agents named therein, and the lender parties thereto. All distributions to any holder of an Allowed Senior Subordinated Note Claim shall be made to (i) U.S. Bank Trust National Association, as trustee, under the Indenture, dated as of May 4, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, for the 9-3/8% Senior Subordinated Note due 2008, (ii) U.S. Bank Trust National Association, as trustee, under the Second Amended and Restated Indenture, dated as of

January 10, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, for the 9-1/2% Senior Subordinated Note due 2007, (iii) Bank of New York, as trustee, under the First Supplemental Indenture, dated as of January 4, 1995, between Sun Healthcare Group, Inc., The Mediplex Group, Inc. and Bank of New York, as trustee, for the 11-3/4% Senior Subordinated Note due 2002, or (iv) U.S. Trust Company of California, N.A., as trustee, under the Indenture dated as of October 12, 1995, as supplemented on October 8, 1997, between Regency Health Service, Inc., the guarantors named therein and U.S. Trust Company of California, N.A., as trustee for the 9 ?% Senior Subordinated Notes due 2002.

          47.    Waiver of Subordination. The distributions to holders of Claims in Class F shall not be subject to levy, garnishment, attachment, or other legal process by any holder of Claims senior to the Claims of the holders of the Claims in Class F by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and, as of the Effective Date, all holders of senior indebtedness shall be permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of Claims in Class F.

          48.    Final Fee Applications. Pursuant to Section 2.2 of the Plan, all entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is sixty (60) days after the Effective Date, and (ii) shall be paid in full in such amounts as are allowed by the Bankruptcy Court (A) upon the later of (i) the Effective

Date, and (ii) the date upon which the order relating to any such Administrative Expense Claim becomes a Final Order, or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense Claim and the Debtors or, on and after the Effective Date, Reorganized Sun. The Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

          49.    Discharge of Claims and Termination of Equity Interests. Pursuant to Section 10.2 of the Plan, except as otherwise provided in the Plan, the DIP Agreement, Final DIP Order or this Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made under the Plan shall discharge all existing debts and Claims, and terminate all Equity Interests, of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, the DIP Agreement or the Final DIP Order, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest.

          50.    Discharge of Debtors. Pursuant to Section 10.3 of the Plan, except as otherwise expressly provided in the Plan, this Confirmation Order, the DIP Agreement or the Final DIP

Order, upon the Effective Date and in consideration of the distributions to be made under the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

          51.    Postpetition Tort Claims. Notwithstanding the foregoing, holders of any personal injury, tort or other similar litigation Claim arising on or after the Petition Date shall not be subject to the discharge injunction and may be liquidated in the ordinary course of business without further order of the Bankruptcy Court. Holders of such Claims shall not be required to file an application for administrative expense and shall not be subject to any deadline to file applications for administrative expenses.

          52.    Indenture Trustees' Fees and Expenses. Pursuant to Section 12.5 of the Plan, the reasonable fees and expenses of the Indenture Trustee for the holders of Claims in Class F, including the fees and expenses of its professionals, and the reasonable expenses of Credit Suisse First Boston Corporation, as a holder of Senior Subordinated Note Claims, including the fees and expenses of its professionals, will be paid in Cash by the Debtors as soon as practicable after the Effective Date, but no later than 90 days after the Effective Date, without the need for any such parties or professionals to file an application for allowance with the Bankruptcy Court. In addition, the reasonable fees and expenses of the Indenture Trustee of the 6 -1/2% Convertible Subordinated Debentures due 2003, including the fees and expenses of its professionals, under the 6 -1/2% Convertible Subordinated Indenture dated October 1, 1994, will be paid by the Debtors in Cash on the Effective Date, in a manner consistent with the provisions of the 6 -1/2% Convertible Subordinated Indenture, without the need for the 6 -1/2% Convertible Subordinated Indenture Trustee to file an application for allowance. Upon payment of the fees and expenses of the 6 -1/2% Convertible Subordinated Indenture Trustee and its professionals in full, the 6 -1/2% Convertible Subordinated Indenture Trustee will be deemed to have released all of its lien and priority rights for its fees and expenses under the 6 -1/2% Convertible Subordinated Indenture. The reasonable fees and expenses of the Indenture Trustee of the 7% Convertible Junior Subordinated Debentures due 2028, including the fees and expenses of its professionals, under the Indenture dated May 4, 1998, will be paid by the Debtors in Cash on as soon as practicable after the Effective Date, but no later than 90 days after the Effective Date, in a manner consistent with the provisions of the 7% Convertible Subordinated Indenture, without the need for the 7% Convertible Junior Subordinated Indenture Trustee to file an application for allowance. Upon payment of the fees and expenses of the 7% Convertible Junior Subordinated Indenture Trustee and its professionals in full, the 7% Convertible Junior Subordinated Indenture Trustee will be deemed to have released all of its lien and priority rights, if any, for its fees and expenses under the 7% Convertible Subordinated Indenture.

          53.    Survival of Corporate Indemnitees. Pursuant to Section 8.4 of the Plan, any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements entered into any time prior to the Effective Date, to indemnify current directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan.

Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors pursuant to the Plan of Reorganization, and shall continue as obligations of the Reorganized Debtors.

          54.    Releases, Exculpations, and Injunctions. The release, exculpation, and injunction provisions contained in the Plan are fair and equitable, are given for valuable consideration, and are in the best interests of the Debtors and their chapter 11 estates, and such provisions shall be effective and binding upon all persons and entities. The release of representatives provided under Section 5.14 of the Plan is limited to Claims that could be asserted by the Debtors only, and not Claims asserted by third-party creditors, which includes Claims based upon the operation of nursing home facilities and the care of residents therein. The exculpation provided by Section 10.6 of the Plan shall exclude acts or omissions related solely to the ordinary course conduct of the Debtors' businesses during the pendency of their chapter 11 cases, which includes the operation of nursing home facilities and the care of residents therein.

          55.    Termination of Injunctions and Automatic Stay. Pursuant to Section 10.4 of the Plan, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

          56.    Certain Statutory Tax Liens. All statutory liens securing ad valorem taxes, whether arising prepetition or postpetition, will remain in full force and effect until the taxes, penalties and interest secured by such liens have been paid in full as provided in the Plan.

          57.    Reinstatement of Certain Guaranties and Liens, and Related Matters. The Sun Lease Guarantees (as defined in the settlement with Karrell Capital, approved by the Court on May 25, 2000) will be reaffirmed pursuant to documentation that is reasonably acceptable to Karrell

Capital and the Debtors; provided, however, that entry into such documents shall not be a condition precedent to the Effective Date. In addition, notwithstanding anything to the contrary in the Plan or the Confirmation Order, as a condition of assuming certain leases (the "NHI Leases") entered into with National Health Investors, Inc. ("NHI"): (i) SunBridge shall cure all defaults under the NHI Leases on the Effective Date of the Plan or as soon thereafter as is practicable by: (a) satisfying all obligations outstanding under the NHI Leases, pursuant to the terms therein; and (b) reinstating NHI's senior perfected security interests in the property securing SunBridge's obligations, including without limitation accounts receivable, equipment, inventory, and general intangibles; and (ii) Sun shall reinstate its guaranty of the NHI Leases in its entirety, which guaranty shall not be discharged.

          58.    Certain Setoff Rights. The Plan does not extinguish, waive, or otherwise adversely affect the rights of the Internal Revenue Service of the United States of America under section 553 of the Bankruptcy Code. In addition, nothing in the Plan or the Confirmation Order prejudices, diminishes, limits, extinguishes, eliminates, or otherwise affects any of OmniCell Technologies, Inc.'s setoff rights or other rights, including without limitation, claims or other rights to payment, under the January 1, 1997 OmniCell Technologies, Inc. Distribution Agreement or applicable law, including without limitation, such rights as they currently exist or as they may be affected by any adversary proceeding or other action taken by the Debtors.

          59.    Cancellation of Existing Securities and Agreements. Pursuant to Section 5.8 of the Plan, except for purposes of evidencing a right to distributions under the Plan of Reorganization, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against, or Equity Interest in, the Debtors, including options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled.

          60.    Nonoccurrence of Effective Date. In the event that the Effective Date does not occur, then (i) the Plan, (ii) assumption or rejection of executory contracts or unexpired leases pursuant to the Plan, (iii) any document or agreement executed pursuant to the Plan, and (iv) any actions, releases, waivers, or injunctions authorized by this Confirmation Order or any order in aid of consummation of the Plan shall be deemed null and void. In such event, nothing contained in this Confirmation Order, any order in aid of consummation of the Plan, or the Plan, and no acts taken in preparation for consummation of the Plan, (a) shall be deemed to constitute a waiver or release of any Claims or Equity Interests by or against the Debtors or any other persons or entities, to prejudice in any manner the rights of the Debtors or any person or entity in any further proceedings involving the Debtors or otherwise, or to constitute an admission of any sort by the Debtors or any other persons or entities as to any issue, or (b) shall be construed as a finding of fact or conclusion of law in respect thereof.

          61.    Notice of Entry of Confirmation Order. On or before the tenth (10th) Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the "Notice of Confirmation"), to be delivered to such parties by first-class mail, postage prepaid. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary. The Debtors also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in The Wall Street Journal (National Edition).

          62.    Notice of Effective Date. Within five (5) Business Days following the occurrence of the Effective Date, the Reorganized Debtors shall file notice of the occurrence of the Effective Date and shall serve a copy of same on the parties identified in the General Service List as defined in the Order Pursuant to Sections 102 and 105 of the Bankruptcy Code and Bankruptcy Rules 2002(m) and 9007 Establishing Notice Procedures, dated October 14, 1999.

          63.    Authorization to File Conformed Plan. The Debtors are authorized to file a Conformed Plan, dated on the date hereof, which incorporates the Revised Technical Amendments and any amendments to the Plan presented at the confirmation hearing within thirty (30) days of the entry of this Confirmation Order.

          64.    Binding Effect. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan, and the Plan Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

          65.    Severability. Each term and provision of the Plan, as it may have been altered or interpreted by the Bankruptcy Court, is valid and enforceable pursuant to its terms.

          66.    Conflicts Between Order and Plan. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of this Bankruptcy Court.

Dated:  February 6, 2002
            Wilmington, Delaware

                                                                                                            /s/
                                                                                                          UNITED STATES BANKRUPTCY JUDGE

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